Exhibit 4.8

MATERIAL CHANGE REPORT

Item 1                                    Name and Address of Company

Curaleaf Holdings, Inc. (“Curaleaf” or the “Company”)

666 Burrard Street

Suite 1700

Vancouver, BC

V6C 2X8

Item 2                                    Date of Material Change

July 2, 2020

Item 3                                    News Release

A press release describing the material change was issued via the Cision news service on July 2, 2020.

A copy of the press release is also available under the Company’s profile on SEDAR at www.sedar.com.

Item 4                                    Summary of Material Change

On July 2, 2020, Curaleaf announced a private placement of up to C$27,500,000 of subordinate voting shares of the Company (the “Subordinate Voting Shares”) at a price of C$7.70 per Subordinate Voting Share.

Item 5                                    Full Description of Material Change

On July 2, 2020, Curaleaf announced a private placement of up to C$27,500,000 of Subordinate Voting Shares at a price of C$7.70 per Subordinate Voting Share (the “Offering”).

The Offering is being conducted in connection with the anticipated closing of the previously announced proposed and pending acquisition of GR Companies, Inc. d/b/a Grassroots (the “Acquisition”). Net proceeds of the Offering are intended to be used to fund Grassroots’s high-return expansion projects, replenish its working capital as well as for general corporate purposes.

Canaccord Genuity Corp. (the “Agent”) is acting as sole bookrunner and agent in respect of the Offering on a marketed, “commercially reasonable efforts” private placement basis.

Closing of the Offering is expected to occur on or about July 16, 2020. The Subordinate Voting Shares will be offered for sale on a private placement basis in each of the provinces of Canada pursuant to applicable exemptions from the prospectus requirements of Canadian securities laws. The Subordinate Voting Shares may also be sold (i) in the United States on a private placement basis pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “US Securities Act”), and (ii) in such jurisdictions outside of Canada and the United States as may be agreed upon by the Agent and the Company, in each case in accordance with all applicable laws.

The securities being offered have not been, nor will they be, registered under the US Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements. This material change report does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful.

All securities issued will be subject to a four month hold period under Canadian securities laws. The Offering is subject to a number of conditions, including, without limitation, receipt of all regulatory approvals.

Item 6                                    Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7                                    Omitted Information

Not applicable.

Item 8                                    Executive Officer

For further information, contact:

Daniel Foley

VP, Corporate Finance & Investor Relations

IR@curaleaf.com

Item 9                                    Date of Report

July 7, 2020

FORWARD LOOKING INFORMATION

This material change report contains “forward-looking information” within the meaning of applicable Canadian securities legislation, including information regarding the Acquisition and the Offering. All statements, other than statements of historical fact, included herein are forward looking information. Generally, forward-looking information may be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. There can be no assurance that such forward-looking information will prove to be accurate, and actual results and future events could differ materially from those anticipated in such forward-looking information. This forward-looking information reflects the current beliefs of Curaleaf and is based on information currently available to Curaleaf and on assumptions that Curaleaf believes are reasonable. These assumptions include, but are not limited to, the completion of the Acquisition and the Offering on terms contemplated and in a manner consistent with management’s expectations; completion of any other financing agreements; the accuracy of management’s assessment of the effects of the Acquisition, including the ability to generate synergies consistent with management’s expectations; and the ongoing performance of the businesses of Curaleaf. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Curaleaf to be materially different from those expressed or implied by such forward-looking information. Such risks and other factors may include, but are not limited to: general business, economic, competitive, political and social uncertainties; general capital market conditions and market prices for securities; the failure of Curaleaf to complete the transaction described above; the ability of Curaleaf to successfully integrate the business of Grassroots and their respective corporate cultures; delay or failure to receive board, shareholder or regulatory approvals; the actual results of future operations; competition; changes in legislation affecting Curaleaf; the timing and availability of external financing on acceptable terms; and lack of qualified, skilled labor or loss of key individuals and the other factors identified in Curaleaf’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2019 and its other public filings with the Canadian Securities Exchange. Although Curaleaf has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned that the foregoing list of factors is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this material change report is expressly qualified by this cautionary statement. The forward-looking information contained in this material change report represents the expectations of Curaleaf as of the date of this material change report and, accordingly, is subject to change after such date. However, Curaleaf expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities law.